Exhibit 99.1

Farmland Update

	FARMLAND	SCHNEIDER
Purchase/Sale Price	$377 million [1]	$368 million [2]
Trailing EBITDA Multiple	6X	9X

	9 Months Ended July 2004	11 Months Ended March 2004
Net Sales	$1.4 billion	$840 million
EBITDA [3]	$83 million	$46 million
Operating Profit	$65 million	$31 million
Pork Volume	1.4 billion lbs.	501 million lbs.

[1]	Plus the assumption of certain Farmland liabilities.

[2]	Subject to post-closing adjustments.

[3]	See EBITDA reconciliation at Appendix I.

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Appendix I: EBITDA Reconciliation

($ in millions)	FARMLAND 6 Months Ended April 2004	FARMLAND 3 Months Ended July 2004	FARMLAND 9 Months Ended July 2004	SCHNEIDER 11 Months Ended March 2004
EBITDA	$66	$17	$83	$46
Add/(Subtract)
Provision for Income Tax	—	—	—	(9)
Interest Expense, Net	(6)	(2)	(8)	(6)
Depreciation & Amortization	(11)	(6)	(17)	(16)
Royalty & Commission Income	(15)	(6)	(21)	—

Net Income	$34	$3	$37	$15

Note: EBITDA represents income before interest expense, income taxes, depreciation and amortization. EBITDA is not intended to be a substitute for measures under U.S. generally accepted accounting principles, and the items excluded in determining EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered as an alternative to operating earnings, income from continuing operations, net income or net cash provided by operating activities or as a measure of our ability to meet our cash needs.

Source: Company filings.

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